Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS PRELIMINARY 2014 FIRST QUARTER RESULTS AND PROVIDES UPDATE ON STATUS OF FINANCIAL STATEMENTS

CARMEL, IN, May 22, 2014— ITT Educational Services, Inc. (NYSE:  ESI), a leading proprietary provider of postsecondary degree programs in the United States, today reported that new student enrollment in the first quarter of 2014 decreased 3.8% to 16,746 compared to 17,412 in the same period in 2013.  Total student enrollment decreased 6.4% to 57,125 as of March 31, 2014 compared to 61,039 as of March 31, 2013.

The company provided the following preliminary, select operational information for the three months ended March 31, 2014 and 2013:
Preliminary Operating Data for the Three Months Ended March 31st, Unless Otherwise Indicated
(Dollars in millions, except graduate salary data)
	2014		2013		Increase/(Decrease)

New Student Enrollment	16,746		17,412		(3.8)%
Continuing Students	40,379		43,627		(7.4)%
Total Student Enrollment as of March 31st	57,125		61,039		(6.4)%
Persistence Rate as of March 31st (A)	70.2%		71.5%		(130) basis points
Cash and Cash Equivalents, Restricted Cash and Investments as of March 31st (B)	$207.7		$210.7		(1.4)%
Debt as of March 31st (B)	$50.0		$150.0
Number of New Colleges in Operation	0		0
Capital Expenditures, Net	$1.5		$1.4		5.6%
Graduate Employment Rate as of April 30th	70	% (C)	66	% (D)	400 basis points
Average Annual Reported Graduate Salary as of April 30th	$33,393	(E)	$32,612	(F)	2.4%
____________
(A)	Represents the number of Continuing Students in the academic term, divided by the Total Student Enrollment in the immediately preceding academic term.
(B)	Amounts reported are preliminary and subject to change, as described in this release.
(C)
Represents the percentage of the ITT Technical Institutes’ 2013 employable graduates who obtained employment in positions using skills taught in their programs of study as of April 30, 2014.  “Employable graduates” are defined in accordance with the graduate employment metrics that the ITT Technical Institutes are required to report by the accrediting commission that accredits those institutions and include all of the graduates from the ITT Technical Institutes’ education programs in the applicable year, except for those graduates who:

•	were pregnant, died or suffered other health-related conditions that prevented them from working;
•	continued their education;
•	were engaged in active U.S. military service;
•	moved out of the United States with a spouse or parent who was engaged in active U.S. military service;
•	were incarcerated in a correctional institution (other than a half-way house) for more than 30 consecutive days; or
•	possessed visas that did not permit them to work in the United States following graduation.
(D)	Represents the percentage of the ITT Technical Institutes’ 2012 employable graduates who obtained employment in positions using skills taught in their programs of study as of April 30, 2013.
(E)	Represents the average annual salary reported by the ITT Technical Institutes’ 2013 employed graduates as of April 30, 2014.
(F)	Represents the average annual salary reported by the ITT Technical Institutes’ 2012 employed graduates as of April 30, 2013.

As previously disclosed, the company has submitted an inquiry to the Office of the Chief Accountant (the “OCA”) of the Securities and Exchange Commission (the “SEC”) related to the company’s accounting treatment of the variable interest entity (the “PEAKS Trust”) involved in the PEAKS Private Student Loan Program (the “PEAKS Program”), and has not yet received the OCA’s determination regarding that treatment.  The company has been consulting with the OCA related to whether the financial results of the PEAKS Trust should be consolidated into the company’s financial statements and, if so, during which periods, as well as matters related to the company’s accounting for its guarantee obligations under the PEAKS Program.  In addition, the company’s independent registered public accounting firm has not completed its audit of the company’s financial statements for the fiscal year ended December 31, 2013 and has not completed its review of the company’s financial statements for the fiscal quarter ended March 31, 2014.  Further, until the financial statements for those periods can be finalized following receipt of the OCA’s determination, certain additional information related to the performance of the private student loan programs that becomes available to the company must be taken into account.

As a result of the pending OCA determination, certain of the operating data in this release are preliminary and subject to change.  The company also reiterates that the preliminary financial and operating information included in the company’s press release issued on January 30, 2014 and provided during the conference call on that same day (collectively, the “January 2014 Release”) were preliminary and remain subject to change.  The finalized, reviewed financial and operating data that will be included in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 (the “First Quarter 2014 Form 10-Q”) and the finalized, audited financial and operating data that will be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”) when filed with the SEC may be materially different from the data included in this release and in the January 2014 Release, based on the OCA’s determination, the company’s auditor’s review and audit and other factors.

In addition, due to the uncertainties related to the accounting treatment of the PEAKS Trust and the company’s guarantee obligations under the PEAKS Program, the company is withdrawing its previously-disclosed internal goals for the twelve months ending December 31, 2014, and investors should not rely on those internal goals.  The company expects to disclose its revised internal goals for the twelve months ending December 31, 2014 at a later date, following the finalization of its financial statements for the year ended December 31, 2013 and the quarter ended March 31, 2014.

Our inquiry to the OCA relating to the accounting treatment of the PEAKS Trust has caused delays associated with completing the company’s financial statements, footnotes and related disclosures for the 2013 Form 10-K and the First Quarter 2014 Form 10-Q.  As a result, the company was not able to timely file the 2013 Form 10-K or the First Quarter 2014 Form 10-Q with the SEC.  Following receipt of the OCA’s determination, the company plans to work diligently to complete its financial statements, footnotes and related disclosures, and to have its independent registered public accounting firm complete the related audit and review.  The company’s goal is to file the 2013 Form 10-K and First Quarter 2014 Form 10-Q with the SEC as soon as reasonably practicable.

The attached Schedule A summarizes the company’s:

•	payments related to the private student loan programs in the three months ended March 31, 2014 and 2013; and
•	projected future cash payments associated with its guarantee obligations under the private student loan programs.

ITT Educational Services, Inc. will conduct a conference call with financial analysts to discuss its preliminary, select operational data and the other matters discussed in this release at 11:00 am (ET) this morning.  The public is invited to listen to a live webcast of the conference call.  The webcast may be accessed by following the “Live Webcast” directions on ITT/ESI’s website at www.ittesi.com.

Except for the historical information contained herein, the matters discussed in this press release, including in the attached Schedule A, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the inability of the company to file its 2013 Form 10-K during any available New York Stock Exchange (“NYSE”) cure period; the NYSE’s failure to grant a further extension of time in which the company can file the 2013 Form 10-K; the inability of the company to file its 2013 audited financial statements with the U.S. Department of Education by the applicable deadline; changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; business conditions and growth in the postsecondary education industry and in the general economy; the company's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; the company's ability to implement its growth strategies; the company's failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to the company's existing program offerings and new curricula; the company's ability to collect internally funded financing from its students; the company’s exposure under its guarantees related to private student loan programs; the company's ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:                                                                                                     WEB SITE:
Nicole Elam, Vice President                                                                           ww.ittesi.com
(317) 706-9200

Schedule A

The following table sets forth the approximate aggregate amount of guarantee payments and Payments on Behalf of Borrowers(a) that the company made related to the 2009 RSA(b) and the PEAKS Program(a) in the periods indicated:

			Three Months Ended March 31,
Type of Payment			2014	2013
			(Dollars in thousands)
Guarantee:
PEAKS Program (c)			$40,713	$1,239
2009 RSA			1,158	203(d)
Payments on Behalf of Borrowers			1,832	1,855
Total			$43,703	$3,297

The manner in which the amounts paid by the company related to the PEAKS Program are recorded on the company’s financial statements will depend on the OCA’s determination regarding the company’s accounting treatment of the PEAKS Trust.  In addition, the company expects to increase its contingency liability related to the 2009 RSA as of December 31, 2013 above the amount previously estimated in its preliminary, unaudited information released in January 2014.  The expected increase is due to a reassessment of the assumptions and estimates utilized in calculating the contingency liability, and is subject to further change.

Based on the company’s current estimates, which are based on numerous assumptions and are subject to change, the following table sets forth the approximate amounts that the company projects that it may pay related to its guarantee obligations under the 2009 RSA and the PEAKS Program.  These projected payment amounts, as well as the timing of those payments, are only estimates and constitute forward-looking information.  The company has made a number of assumptions in preparing the projections, which assumptions may not prove to be correct.  The projected amounts and timing are subject to various risks and uncertainties, and do not guarantee actual results for the periods indicated.  Factors, risks and uncertainties that could cause actual results to differ materially from those projected include those discussed in the documents that the company files with the SEC.  The company undertakes no obligation to update or revise any of the projections, whether as a result of new information, future developments or otherwise.

Year	PEAKS Program (e)	2009 RSA (f)	Total
	(In millions)
Q2-Q4 2014	$115.9	$5.8	$121.7
2015	0.0	74.7	74.7
2016	0.0	3.1	3.1
2017-2019	0.0	0.0	0.0
2020	28.2	0.0	28.2
Total	$144.1	$83.6	$227.7
_____________

(a) On January 20, 2010, the company entered into agreements with unrelated third parties to establish the PEAKS Private Student Loan Program (“PEAKS Program”). Under the PEAKS Program, an unaffiliated lender originated private education loans to the company’s eligible students and, subsequently, sold those loans to an unaffiliated trust that purchased, owns and collects the private education loans (“PEAKS Trust").

     The PEAKS Trust issued senior debt in the aggregate principal amount of $300 million (“PEAKS Senior Debt”) to investors. The lender disbursed the proceeds of the private education loans to the company for application to the students’ account balances, and the company transferred a portion of each disbursement to the PEAKS Trust in exchange for a subordinated note issued by the PEAKS Trust (“Subordinated Note”). No new private education loans were or will be originated under the PEAKS Program after July 2011, but immaterial amounts related to loans originated prior to that date were disbursed by the lender through March 2012.

     The Subordinated Note is non-interest bearing and has been recorded net of an unamortized discount based on an imputed interest rate of 9.0% in Other assets on the company’s Consolidated Balance Sheets.  The manner of recording the Subordinated Note may change depending on the OCA’s determination regarding the company’s accounting treatment of the PEAKS Trust. The maturity date of the Subordinated Note is in March 2026. The face value of the Subordinated Note as of March 31, 2014 was approximately $73.0 million.  The carrying value of the Subordinated Note as of March 31, 2014 was approximately $0.

     The PEAKS Trust utilized the proceeds from the issuance of the PEAKS Senior Debt and the Subordinated Note to purchase the private education loans made by the lender to the company’s students. The assets of the PEAKS Trust (which include, among other assets, the private education loans owned by the PEAKS Trust) serve as collateral for, and are intended to be the principal source of, the repayment of the PEAKS Senior Debt and the Subordinated Note.  The PEAKS Trust is required to maintain assets having an aggregate value that exceeds the outstanding balance of the PEAKS Senior Debt.

     The company guarantees payment of the principal and interest owed on the PEAKS Senior Debt, the administrative fees and expenses of the PEAKS Trust and the required ratio of assets of the PEAKS Trust to outstanding PEAKS Senior Debt (“PEAKS Guarantee”). In addition, the company has made payments on behalf of certain student borrowers under the PEAKS Program to the organization that services the student loans on behalf of the PEAKS Trust to help those borrowers avoid defaulting on their PEAKS Program private education loans (“Payments on Behalf of Borrowers”), which defaults would have triggered contractually required payments by the company under the PEAKS Program.  The company has agreed not to make any further Payments on Behalf of Borrowers, see the company’s Form 8-K filed with the SEC on March 21, 2014.

For additional information about the PEAKS Program, see the company’s Form 10-Q filed with the SEC on October 29, 2013.

(b) On February 20, 2009, the company entered into agreements with an unaffiliated entity (the “2009 Entity”) to create a program that made private education loans available to its students (the “2009 Loan Program”). Under the 2009 Loan Program, an unaffiliated lender originated private education loans to the company’s eligible students and, subsequently, sold those loans to the 2009 Entity. No new private education loans were or will be originated under the 2009 Loan Program after December 31, 2011, but immaterial amounts related to loans originated prior to that date were disbursed by the lender through June 2012.

     In connection with the 2009 Loan Program, the company entered into a risk sharing agreement (the “2009 RSA”) with the 2009 Entity. Under the 2009 RSA, the company guarantees the repayment of any private education loans that are charged off above a certain percentage of the private education loans made under the 2009 Loan Program, based on the annual dollar volume. In addition to the company’s required guarantee payments under the 2009 RSA, the company has elected to accelerate the timing of certain guarantee payments under the 2009 RSA that the company would otherwise be required to make at a later date, in order to discharge its guarantee obligations under the 2009 RSA related to certain 2009 Loan Program private education loans that default (“Discharge Payments”).  The company did not make any Discharge Payments in the three months ended March 31, 2014 or 2013.  The company asserted the right to offset amounts owed to it by the 2009 Entity under a revolving promissory note (the “Revolving Note”) related to the 2009 RSA of $0.0 million in the three months ended March 31, 2014 and $0.5 million in the three months ended March 31, 2013.

     In addition, the company has made advances to the 2009 Entity under the Revolving Note.  The Revolving Note bears interest, is subject to customary terms and is currently due and payable in full.  The face value of the Revolving Note as of March 31, 2014 was approximately $8.2 million.  The carrying value of the Revolving Note as of March 31, 2014 was approximately $2.4 million and is included in Prepaid expenses and other current assets on the company’s Consolidated Balance Sheet.  For additional information about the 2009 RSA, see the company’s Form 10-Q filed with the SEC on October 29, 2013.

(c)  Guarantee payments include $40 million paid by the company in the three months ended March 31, 2014 to the PEAKS Trust pursuant to a letter agreement, dated as of March 17, 2014 (the “Letter Agreement”) entered into with the trustee under the PEAKS Program and the holders of the PEAKS Senior Debt. In the Letter Agreement, the $40 million payment was considered a payment under the PEAKS Guarantee. The company made the $40 million payment on March 20, 2014. For additional information regarding the Letter Agreement, see the Form 8-K filed by the company with the SEC on March 21, 2014.

(d) Amount shown is net of recoveries.
5
(e)  Future payment amounts and timing related to the PEAKS Program assume, among other factors, that the company will be required to pay additional amounts in 2014 under the PEAKS Guarantee in order to raise the PEAKS Trust’s asset/liability ratio to a higher level that is projected to be required due to the company’s estimated leverage ratio.  Those payments in 2014 would reduce the principal balance of the PEAKS Senior Debt, resulting in an estimated net balance of approximately $96 million as of December 31, 2014.  The amounts in this column do not reflect any amounts projected to be repaid to the company following payment in full of the PEAKS Senior Debt and the PEAKS Trust’s fees and expenses.

(f)  Future payment amounts and timing related to the 2009 RSA assume, among other factors, that the company does not make any Discharge Payments in 2014, and does make Discharge Payments to the fullest extent possible in 2015 and later years.  If the company does not make the Discharge Payments as expected, it estimates that it would pay approximately $123 million under its guarantee obligations related to the 2009 RSA.  Approximately $6 million of this amount would be paid in the second through fourth quarters of 2014, approximately $12 to $14 million would be paid annually in each of 2015 through 2022, and approximately $17 million would be paid in 2023 through 2027.